Exhibit 8.2

World View Enterprises Inc.

1840 E. Valencia Rd., Bldg. 8, Ste. 123

Tucson, AZ 85706

September 11, 2023

Ladies and Gentlemen:

We have acted as counsel to World View Enterprises Inc., a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, made and entered into as of January 12, 2023 (the “Merger Agreement”), by and among the Company, Leo Holdings Corp. II, a Cayman Islands exempted company which shall domesticate as a Delaware corporation in accordance with the transactions contemplated by the Merger Agreement (“Parent”), Glimpse Merger Sub, Inc., a Delaware corporation and a direct and wholly owned subsidiary of Parent (“Merger Sub I”), and Glimpse Merger Sub II, LLC, a Delaware limited liability company and a direct and wholly owned subsidiary of Parent (“Merger Sub II”), pursuant to which Merger Sub I shall be merged with and into the Company (the “First Merger”) and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with an into Merger Sub II (together with the First Merger, the “Mergers”). This opinion is being delivered in connection with the Registration Statement (File No. 333-271180) of Parent on Form S-4 filed on September 11, 2023 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In preparing this opinion, we have examined and relied upon the Registration Statement, including the prospectus/offer to exchange, the Merger Agreement, and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that the Mergers will be consummated in accordance with the Merger Agreement and as described in the Registration Statement.

In rendering this opinion, we have assumed without investigation or verification that the facts and statements set forth in the Registration Statement and the Merger Agreement are true, correct and complete in all material respects; that the Mergers will be completed in accordance with the Merger Agreement and the Registration Statement; that the representations and covenants contained in officer’s certificates delivered to us by the Company, on one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, are true and accurate; that there is no change in applicable law between the date hereof and the Effective Time; that the Mergers will qualify as statutory mergers under the DGCL and DLLCA; that any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

World View Enterprises Inc.

1840 E. Valencia Rd., Bldg. 8, Ste. 123

Tucson, AZ 85706

Page Two

Our opinion is based on existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law. In addition, our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and therein, we confirm that the disclosure contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers,” constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to beneficial owners of Company Preferred Stock and Company Common Stock that receive Parent Common Stock pursuant to the Mergers.

No opinion is expressed as to any matter not discussed herein.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Cooley LLP